Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	3.650 Senior Notes due 2025%	457(r)	$1,250,000,000	99.890%	$1,248,625,000	0.0000927	$115,747.54
	Debt	4.000 Senior Notes due 2027%	457(r)	$1,500,000,000	99.735%	$1,496,025,000	0.0000927	$138,681.52
	Debt	4.350 Senior Notes due 2029%	457(r)	$1,250,000,000	99.894%	$1,248,675,000	0.0000927	$115,752.17
	Debt	4.600 Senior Notes due 2033%	457(r)	$1,500,000,000	99.947%	$1,499,205,000	0.0000927	$138,976.30
	Debt	4.950 Senior Notes due 2052%	457(r)	$1,500,000,000	98.610%	$993,280,000	0.0000927	$137,117.21
	Debt	5.200 Senior Notes due 2062%	457(r)	$1,000,000,000	99.328%	$1,248,625,000	0.0000927	$92,077.06
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$7,964,960,000.00		$738,351.79

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							738,351.79

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